UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                      ----------------------



                         FORM 8-K/A NO. 3



                          CURRENT REPORT


              PURSUANT TO SECTION 13 OR 15(d) OF THE
                  SECURITIES EXCHANGE ACT OF 1934


                   Date of Report March 5, 1998


                KINDER MORGAN ENERGY PARTNERS, L.P.
      (Exact name of registrant as specified in its charter)


          Delaware                   1-11234                   76-0380342
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
of incorporation)                                           Identification)


          1301 McKinney Street, Ste. 3450, Houston, Texas  77010
              (Address of principal executive offices)   (zip code)


  Registrant's telephone number, including area code: 713-844-9500


                       ----------------------

Item 2.  Acquisition or Disposition of Assets.

Acquisition of Santa Fe Pacific Pipelines, L.P.


      On March 6, 1998, Kinder Morgan Operating L.P. "D" ("OLP-D") acquired 99% of SFPP, L.P., the operating partnership of Santa Fe Pacific Pipeline Partners, L.P. ("Santa Fe"). SFPP, L.P. owned substantially all of Santa Fe's assets and conducted all of its business activities. Kinder Morgan Energy Partners, L.P. (the "Partnership" or "KMEP") acquired the interest of Santa Fe's common unit holders in SFPP, L.P. in exchange for 26.6 million Common Units (1.39 Common Units for each Santa Fe common unit). The Partnership paid $84.4 million to Santa Fe Pacific Pipelines, Inc. (the "SF General Partner") in exchange for the general partner interest in Santa Fe.

      Also on March 6, 1998, SFPP, L.P. redeemed from the SF General Partner a .5% special limited partner interest ("Special LP Interest") in SFPP, L.P. for
$5.8 million. The redemption was paid from SFPP, L.P.'s cash reserves. After the redemption, the SF General Partner continues to own a .5% Special LP Interest in SFPP, L.P. and OLP-D owns a 99.5% general partner interest in SFPP, L.P. The Partnership owns a 99% limited partner interest in OLP-D and the general partner of the Partnership owns a 1% general partner interest in OLP-D. The foregoing is collectively referred to as the "Transaction".


      The Partnership and a special committee of independent directors of the SF General Partner determined the purchase price for Santa Fe (including the exchange ratio for the Santa Fe common units) through negotiations. The Partnership financed the purchase of the Santa Fe general partner interest through its syndicated credit facility with First Union National Bank, as administrative agent, swingline lender and issuing bank, Goldman Sachs Credit Partners, as syndication agent, and the other lenders that are parties to the credit facility.

      At the time of the acquisition, Santa Fe was one of the largest independent refined petroleum products pipelines in the United States serving, six Western states with approximately 3,300 miles of common carrier pipeline and thirteen truck loading terminals.

Formation of Shell CO2 Company

           On March 5, 1998, the Partnership and affiliates of Shell Oil Company ("Shell") formed Shell CO2 Company, Ltd. ("Shell CO2"), which will explore, produce, market and transport CO2 for enhanced oil recovery onshore throughout the continental United States. The Partnership received a 20% limited partner interest in Shell CO2 in exchange for contributing its Central Basin Pipeline and $25 million in cash. Affiliates of Shell contributed their interests in CO2 reserves, pipelines, and other related assets in exchange for an 80% interest in Shell CO2.

      An affiliate of Shell will be the general partner of Shell CO2 and will manage its operations.

      The Partnership is entitled, if there is sufficient available cash from operations, to a fixed quarterly distribution of approximately $3.6 million ($14.5 million per year) during the four-year period ended December 31, 2001. In 2002 and 2003, the Partnership's cash distributions will be increased or decreased so that the total cash distributions during the first six years of Shell CO2's existence will be equal to the Partnership's percentage interest of the cumulative cash distributions of Shell CO2 during such period on a present-value basis (discounted at 10%).

      At any time after March 5, 2002, Shell has the right to purchase the Partnership's interest in Shell CO2 and the Partnership has the right to require Shell to purchase the Partnership's interest in Shell CO2. The purchase price for the Partnership's interest in Shell CO2 will be at a discount from fair value in the event the Partnership exercises its put option, and at a premium over fair value in the event Shell exercises its call option. The amount of the discount or premium declines during the period from March 5, 2003 through March 5, 2006 and is thereafter fixed at a 5% discount/premium. If the parties are unable to agree to the fair value of the Partnership's interest in Shell CO2, then the Partnership and Shell will use an agreed-upon appraisal methodology to determine fair value.


Item 7.  Financial Statements and Exhibits.



(a)  Financial statements of businesses acquired.

     The financial statements of Santa Fe Pacific Pipeline Partners, L.P. as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are included herein commencing on page F-1.

(b)  Pro forma financial information.

     The pro forma financial statements of Kinder Morgan Energy Partners, L.P. giving effect to the acquisition of Santa Fe Pacific Pipelines, L.P. and the formation of Shell CO2 Company as of December 31, 1997 and for the year ended December 31, 1997 are included herein commencing on page PF-1.


(c)  Exhibits.

     * Exhibit 2.1  Purchase  Agreement  dated  October 18, 1997 between  Kinder
                    Morgan Energy Partners, L.P., Kinder Morgan G.P., Inc., Santa Fe Pacific Pipeline Partners, L.P., Santa Fe Pacific Pipelines, Inc. and SFP Pipeline Holdings, Inc. (Exhibit 2 to Amendment No. 1 to the Partnership's Registration Statement on Form S-4 (File No. 333-44519) filed February 4,
                    1998).


     **Exhibit 2.2  Master  Agreement dated  as of January  1, 1998  among Shell
                    Western E&P Inc., Shell Western Pipelines Inc., Shell Cortez Pipeline Company,

                    Shell CO2, LLC, Shell CO2 General LLC, Shell Land & Energy Company, Kinder Morgan Operating L.P. "A" and Kinder Morgan CO2, LLC.
     ** Exhibit 2.3 First Amended and Restated Agreement of Limited  Partnership
                    dated as of March 5, 1998, by and between Shell CO2 General LLC, Kinder Morgan CO2, LLC and Shell CO2, LLC.
      **Exhibit 2.4 Assumption   and   Indemnification   Agreement  dated  as of
                    January 1, 1998 among Shell CO2 General LLC, Shell CO2, LLC, Shell Western E&P Inc., Shell Western Pipelines Inc., Shell Cortez Pipeline Company, Shell Land & Energy Company, Kinder Morgan CO2, LLC, Kinder Morgan Operating L.P. "A" and Shell CO2 Company, Ltd.
      **Exhibit 2.5 Guaranty and Indemnification Agreement ated as of January 1,
                    1998 between Shell Western E&P Inc. and Kinder Morgan Energy Partners, L.P.
    ***Exhibit 23.1 Consent of Price Waterhouse LLP

---------------------------

   *Incorporated by reference.
 **Previously filed.
***Filed with this report.

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Partners of Santa Fe Pacific Pipeline Partners, L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Santa Fe Pacific Pipeline Partners, L.P. and its majority-owned operating partnership at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As explained in Note 9, on March 6, 1998, the unitholders of both the Partnership and Kinder Morgan Energy Partners, L.P. approved the terms of the Purchase Agreement referred to in Note 1 and the transactions described therein were completed later that day.


/s/ PRICE WATERHOUSE LLP

Los Angeles, California
January 30, 1998, except as to Note 9, which is as of March 6, 1998

                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                                              December 31,
                                                         ----------------------
                                                            1997       1996
                                                         ----------  ----------

                                     ASSETS

Current assets
     Cash and cash equivalents...........................$  40,872   $  42,122
     Accounts receivable, net............................   34,307      33,563
     Other current assets................................    2,875       2,224
                                                         ---------   ---------
          Total current assets...........................   78,054      77,909
                                                         ---------   ---------
Properties, plant and equipment..........................  744,925     738,395
     Less accumulated depreciation.......................  115,560     109,701
                                                         ---------   ---------
          Net properties, plant and equipment............  629,365     628,694
     Other assets........................................   19,303      19,215
                                                         ---------   ---------
          Total assets...................................$ 726,722   $ 725,818
                                                         =========   =========

                       LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
     Accounts payable....................................$   5,755   $   3,212
     Accrued liabilities.................................   32,920      32,333
                                                         ---------   ---------
          Total current liabilities......................   38,675      35,545
     Long-term debt......................................  355,000     355,000
     Other long-term liabilities.........................   58,770      71,351
                                                         ---------   ---------
          Total liabilities..............................  452,445     461,896
                                                         ---------   ---------
     Minority interest...................................    1,340       1,007
                                                         ---------   ---------
     Commitments and contingencies (Note 4)..............     --          --
                                                         ---------   ---------

     Partners' capital
          General partner................................    1,340       1,007
          Limited partner................................  271,597     261,908
                                                         ---------   ---------
               Total partners' capital...................  272,937     262,915
                                                         ---------   ---------
               Total liabilitis and partners' capital....  726,722     725,818
                                                         =========   =========

                 See Notes to Consolidated Financial Statements.

                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                        CONSOLIDATED STATEMENT OF INCOME
                     (In thousands, except per unit amounts)

                                                      Year Ended December 31,
                                                 -------------------------------
                                                   1997       1996       1995
                                                 ---------  --------   ---------
Operating revenues
     Trunk revenues..............................$192,031   $189,207   $183,255
     Storage and terminaling revenues............  39,121     38,302     37,653
     Other revenues..............................  13,263     12,633     12,769
                                                 ---------  ---------  ---------
          Total operating revenues                244,415    240,142    233,677
                                                 ---------  ---------  ---------
Operating expenses
      Field operating expenses...................  44,924     37,375     33,013
      General and administrative expenses........  26,495     30,260     27,462
      Depreciation and amortization..............  21,351     21,080     20,500
      Power costs................................  20,674     21,062     21,715
      Facilities costs...........................  16,661     19,244     21,006
      Provisions for environmental and
       litigation costs (Note 4).................   8,000     23,000     34,000
                                                 ---------  ---------  ---------

          Total operating expenses............... 138,105    152,021    157,696
                                                 ---------  ---------  ---------

Operating income................................. 106,310     88,121     75,981

Interest expense.................................  35,922     36,518     37,247
Kinder Morgan transaction costs (Note 1).........   2,300        --         --
Other income, net................................   3,674      2,415      2,978
                                                 ---------  ---------  ---------
Net income before minority interest..............  71,762     54,018     41,712
Less minority interest in net income.............  (2,315)    (1,743)    (1,345)
                                                 ---------  ---------  ---------
Net income.......................................$ 69,447   $ 52,275   $ 40,367
                                                 =========  =========  =========

Basic income per unit............................$   3.51   $   2.64   $   2.04
                                                 =========  =========  =========

Operating expenses reflected above include
 the following expenses incurred by, and
 reimbursed to, the General Partner (Note 5).....$ 51,385   $ 50,425   $ 45,845
                                                 =========  =========  =========

                See Notes to Consolidated Financial Statements.

                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (In thousands)

                                                      Year Ended December 31,
                                                 -------------------------------
                                                   1997       1996       1995
                                                 ---------  --------   ---------
Cash flows from operating activities:
     Net income..................................$ 69,447   $ 52,275   $ 40,367
                                                 ---------  ---------  ---------

     Adjustments to reconcile net income to net
      cash provided by operating activities--
        Depreciation and amortization............  21,351     21,080     20,500
        Minority interest in net income..........   2,315      1,743      1,345
        Net additions to (payments against)
         environmental and litigation reserves... (10,278)     8,816     24,738
        Other, net...............................   3,520     (4,392)      (429)
        Changes in:
         Accounts receivable.....................    (742)     5,334     (2,427)
         Accounts payable and accrued
          liabilities............................     127      2,475       (634)
         Other current assets....................    (649)       (84)       281
                                                 ---------  ---------  ---------
            Total adjustments....................  15,644     34,972     43,374
                                                 ---------  ---------  ---------

            Net cash provided by operating
             activities..........................  85,091     87,247     83,741
                                                 ---------  ---------  ---------

 Cash flows from investing activities:
     Capital expenditures........................ (24,934)   (27,686)   (31,431)
     Proceeds from property sales................     --       2,749        --
                                                 ---------  ---------  ---------

            Net cash used by investing
             activities.......................... (24,934)   (24,937)   (31,431)
                                                 ---------  ---------  ---------

Cash flows from financing activities:
     Cash distributions.......................... (61,407)   (61,407)   (60,039)
     Repayments of long-term debt................ (28,500)   (22,000)   (17,000)
     Proceeds from issuance of long-term debt....  28,500     22,000     17,000
                                                 ---------  ---------  ---------
            Net cash used by financing
             activities.......................... (61,407)   (61,407)   (60,039)
                                                 ---------  ---------  ---------

Increase (decrease) in cash and cash equivalents.  (1,250)       903     (7,729)

Cash and cash equivalents--
     Beginning of year...........................  42,122     41,219     48,948
                                                 ---------  ---------  ---------

     End of year.................................$ 40,872   $ 42,122   $ 41,219
                                                 =========  =========  =========

                 See Notes to Consolidated Financial Statements.

                    SANTA FE PACIFIC PIPELINE PARTNERS, L.P.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Organization and Basis of Accounting - The accompanying consolidated financial statements include the accounts of Santa Fe Pacific Pipeline Partners, L.P. (the "Trading Partnership") and SFPP, L.P., (the "Operating Partnership"), collectively referred to as the "Partnership", on a consolidated basis. The Trading Partnership is a publicly traded limited partnership organized under the laws of the state of Delaware in 1988 which owns a 99% limited partnership interest in the Operating Partnership, through which the Partnership conducts all its operations. The Operating Partnership was acquired by the Trading Partnership in December 1988 and is engaged in the transportation of refined petroleum products and related services.

The Operating Partnership is managed by its general partner, Santa Fe Pacific Pipelines, Inc. (the "General Partner"), which, by virtue of its 1% general partner interest, represents the minority interest in the Partnership's consolidated financial statements. The General Partner also holds a 1% general partner interest in the Trading Partnership and, therefore, in total, holds a 2% general partner interest in the Partnership on a consolidated basis. In addition, the General Partner owns 8,148,148 Partnership common units, representing an approximate 42% limited partner interest in the Trading
Partnership. The remaining approximate 56% limited partner ownership in the Trading Partnership is represented by 11,000,000 publicly traded common units.

On October 18, 1997, the Trading Partnership, together with the General Partner and SFP Pipeline Holdings, Inc. entered into a definitive Purchase Agreement with Kinder Morgan Energy Partners, L.P. and Kinder Morgan G.P., Inc. (collectively, "Kinder Morgan") pursuant to which Kinder Morgan and its affiliates would acquire the Trading Partnership's limited partner interest in the Operating Partnership. Upon completion of the transaction, the Trading Partnership would liquidate and the Trading Partnership's unitholders would receive 1.39 Kinder Morgan Energy Partners, L.P. units in respect of each of the Trading Partnership's common units. In addition, Kinder Morgan would pay the General Partner $84.4 million for its general partner interest in the Trading Partnership, and the Operating Partnership would redeem approximately one-half of the General Partner's interest in such subsidiary for an additional $5.8 million.

The transaction has been approved by the boards of directors of the General Partner and Kinder Morgan G.P., Inc., but completion of the transaction is subject to a number of conditions, including approval by the unitholders of both the Trading Partnership and Kinder Morgan Energy Partners, L.P., receipt of certain third party consents and approval by certain regulatory agencies. Management anticipates closing the transaction in the first quarter of 1998.

The General Partner is a wholly owned subsidiary of SFP Pipeline Holdings, Inc., which is a wholly owned subsidiary of Santa Fe Pacific Corporation ("Santa Fe") which is, in turn, a wholly owned subsidiary of Burlington Northern Santa Fe Corporation ("BNSF").

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates.

Revenue Recognition - Substantially all revenues are derived from pipeline transportation and storage and terminaling charges and are recognized in income upon delivery. Other revenues, primarily incidental service charges and tank and land rentals, are recognized as earned.

Operating revenues received from Tosco Corporation, Chevron U.S.A. Products Company ("Chevron") and ARCO Products Company ("ARCO") accounted for 15.2%, 13.9% and 13.8% of total 1997 revenues, respectively. ARCO and Chevron accounted for 14.8% and 12.1%, respectively, of total 1996 revenues, and for 16.3% and 13.3%, respectively, of total 1995 revenues.

The Partnership's interstate common carrier pipeline operations are subject to rate regulation by the Federal Energy Regulatory Commission ("FERC") under a rate-making methodology that is subject to clarification and reconsideration in individual cases and leaves many issues for determination on a case-by-case basis. The Partnership's California intrastate common carrier pipeline operations are subject to rate regulation by the California Public Utilities Commission.

Properties,  Plant and  Equipment  -  Properties  are stated at cost and include
capitalized   interest  on  borrowed  funds.   Additions  and  replacements  are
capitalized. Expenditures for maintenance and repairs are charged to income. Upon sale or retirement of depreciable properties, cost less salvage is charged to accumulated depreciation.

Properties are depreciated on a straight-line basis over the estimated service lives of the related assets. Rates for the Partnership's interstate pipeline properties are prescribed by the FERC. The Partnership's intrastate pipeline properties and its terminal properties are depreciated using similar rates. The following annual rates were used in computing depreciation:

      Rights-of-way.....................................               2.60%
      Line pipe, fittings and pipeline construction.....     2.22% to  2.60%
      Buildings and field equipment.....................     2.95% to  4.00%
      Storage tanks and delivery facilities.............     3.10% to  3.20%
      Vehicles, office and communications equipment.....     3.00% to 15.70%

Depreciation expense aggregated $18,950,000 in 1997, $18,600,000 in 1996 and $17,680,000 in 1995.

Environmental Costs - Environmental expenditures that relate to current or future revenues are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.

Income Per Unit - Income per unit is computed based upon net income of the Partnership less an allocation of income to the general partner of the Trading Partnership in accordance with the partnership agreement, and is based upon 19,148,148 common units. The quarterly allocation of net income to the general partner of the Trading Partnership (which is always equivalent to the minority interest in net income) is based on its percentage of cash distributions from Available Cash at the end of each quarter (see Note 7). Income allocated to the general partner of the Trading Partnership was

$2,315,000,  $1,743,000 and $1,345,000 in 1997, 1996 and 1995, respectively, and income allocated to the common unitholders was $67,132,000, $50,532,000 and $39,022,000 in those same years, respectively.

Income Tax - For federal and state income tax purposes, the Partnership is not a taxable entity. Accordingly, the taxable income or loss resulting from the operations of the Partnership is ultimately includable in the federal and state income tax returns of the general and limited partners, and may vary substantially from the income or loss reported for financial reporting purposes.

Cash Equivalents and Short-Term Investments - The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Reclassifications   -  Certain   comparative   prior  year   amounts  have  been
reclassified to conform with the current year presentation.

Note 2 - Detail of Selected Balance Sheet Accounts

                                                     December 31,
                                                  -------------------
    (In thousands)                                 1997       1996
                                                  --------  ---------

    Accounts receivable:
       Trade accounts receivable................   $21,575   $20,675
       Recollectible construction and
        maintenance expenditures................     6,620     7,200
       Environmental insurance claims...........     4,770     4,465
       Other....................................     1,342     1,223
                                                  --------  ---------

                                                   $34,307   $33,563
                                                  ========  =========

    Properties, plant and equipment:
       Land.....................................   $54,110   $53,730
       Rights-of-way............................    12,793    12,758
       Line pipe, fittings and pipeline
        construction............................   304,612   300,403
       Buildings and equipment..................   173,133   176,733
       Storage tanks and delivery facilities....   175,645   165,592
       Construction in progress.................    24,632    29,179
                                                  --------  ---------

                                                   744,925   738,395

       Less accumulated depreciation............   115,560   109,701
                                                  --------  ---------

                                                  $629,365  $628,694
                                                  ========  =========

    Accrued liabilities:
       Environmental costs......................  $  6,500  $  8,500
       East Line litigation costs...............     8,000     3,000
       Right-of-way rents.......................     4,115     6,545
       Major maintenance........................     3,460     1,200
       Capital expenditures.....................     3,285     2,410
       Property taxes...........................     3,110     3,433
       Other....................................     4,450     7,245
                                                  --------  ---------

                                                   $32,920   $32,333
                                                  ========  =========

Note 3 - Long-Term Debt

Long-term debt consists of the following:
                                                      December 31,
                                                   -------------------
    (In thousands)                                  1997       1996
                                                   --------  ---------
    First Mortgage Notes:
       Series D 10.15% due December 1997.......    $   --     $ 28,500
       Series E 10.25% due December 1998.......      32,500     32,500
       Series F 10.70% due December 1999
        through 2004...........................     244,000    244,000
                                                   --------   --------

                                                    276,500    305,000

    Bank term loans, due August 2000............     78,500     50,000
                                                   --------  ---------

                                                   $355,000   $355,000
                                                   ========  =========

The Partnership intends to refinance the Series E Notes on a long-term basis upon their maturity and, therefore, has included them in long-term debt at December 31, 1997. The Series F Notes become payable in annual installments, including $31.5 million in 1999, $32.5 million in 2000, $39.5 million in 2001 and $42.5 million in 2002. The Notes may also be prepaid beginning in 1999 in full or in part at a price equal to par plus, in certain circumstances, a premium. The First Mortgage Notes (the "Notes") are secured by mortgages on substantially all of the properties of the Partnership (the "Mortgaged Property"). The Notes contain covenants specifying certain limitations on the Partnership's operations, including the amount of additional debt or equity that may be issued, cash distributions, investments and property dispositions.
Management does not believe such limitations will adversely affect the Partnership's ability to fund its operations or planned capital expenditures.

The Partnership presently has available a $175 million multi-year term credit facility with six banks. The term facility is available for refinancing portions of the Partnership's long-term debt and capital projects, and may be utilized on a revolving basis through August 2000, at which time the outstanding balance will be payable. Borrowings under the term facility are also secured by the Mortgaged Property and are generally subject to the same terms and conditions as the Notes. To date, the Partnership has refinanced the first four series of the Notes by borrowing an aggregate of $78.5 million under this facility. The Partnership has selected an interest rate on these loans that is presently determined by reference to a short-term Eurodollar rate, and was 6.1% at December 31, 1997.

Interest on the Notes is payable semiannually in June and December. Interest on the bank term loans is generally payable quarterly. Total interest paid was $35,480,000 during 1997, $36,285,000 during 1996 and $36,985,000 during 1995.
Interest capitalized during the years 1997, 1996 and 1995 aggregated $280,000, $515,000 and $405,000, respectively.

The fair value of the Partnership's long-term debt was approximately $400 million at December 31, 1997. Such estimate represents the present value of interest and principal payments on the Notes discounted at present market yields, and assumes that options to prepay a total of $61 million of Series F Notes at par will be exercised in 1999 and 2000. The fair market value of the term loans is considered to be equal to their $78.5 million principal amount.

Note 4 - Commitments and Contingencies

East Line Civil Litigation and FERC Proceedings
Beginning in 1992, certain of the Partnership's shippers have filed civil suits and initiated Federal Energy Regulatory Commission ("FERC") complaint proceedings against the Partnership. The civil suits alleged, among other things, that the shippers were damaged by the Partnership's failure to fulfill alleged promises to expand the East Line's capacity between El Paso, Texas and Phoenix, Arizona to meet shipper demand. The original FERC proceedings involve claims, among other things, that certain of the Partnership's rates and charges on its East and West Lines are excessive, however, in October 1997, certain shippers filed a new complaint at FERC challenging all of the Partnership's interstate rates. The complainants have filed testimony in the original FERC proceeding seeking reparations for East and West Line shipments between 1990 and 1994 aggregating approximately $35 million, as well as rate reductions of between 30% and 40% for shipments in 1995 and thereafter. If the complainants were to prevail on all of their claims, it is estimated that reparations resulting from such rate reductions for shipments in 1995, 1996 and 1997 would aggregate approximately $80 million, resulting in total reparations for the period 1990 to 1997 of approximately $115 million, plus interest of approximately $30 million. Also in October 1997, complainants in a separate rate proceeding before the California Public Utilities Commission ("CPUC") filed testimony seeking prospective intrastate rate reductions aggregating approximately $15 million per year.

On September 25, 1997, the presiding Administrative Law Judge ("ALJ") in the original FERC proceeding challenging the Partnership's rates on its East and West Lines issued an initial decision (the "Initial Decision"). Virtually all of the Partnership's West Line interstate rates were deemed to be "just and reasonable" by virtue of the "grandfathering" provisions of the Energy Policy Act of 1992 and are not subject to challenge, either for the past or prospectively, in that proceeding. The ALJ ruled adversely, however, to the Partnership's position on several cost of service issues that would affect East Line, and non-grandfathered West Line, rates and on certain other regulatory issues. The Initial Decision is subject to review by the FERC commissioners, who could reach different conclusions, either favorable or unfavorable, on these and other matters in their final decision. If the Initial Decision was affirmed in its current form by FERC, management estimates that the total reparations and interest that would be payable as of December 31, 1997 would approximate the $30 million in reserves that had been recorded as of that date. Partnership management also estimates that the Initial Decision, in its current form, would reduce revenues prospectively in the range of $8 million to $10 million annually. During the quarter ended December 31, 1997, the Partnership recorded a $2 million provision for litigation costs to reflect the revenue recorded during that quarter that would be subject to refund under the Initial Decision rate methodology.

During 1996, the Partnership pursued settlement efforts to resolve the claims raised in the FERC proceedings. Accordingly, during the quarter ended September 30, 1996, the Partnership recorded an $8 million provision for litigation costs to increase its existing reserves to reflect the total amount that would have been payable under the settlement offers that had been extended as of that date, and, during the quarter ended December 31, 1996, recorded an additional $15 million provision to increase its reserves to reflect management's then current estimate of the ultimate costs of resolution of the FERC proceedings. Previously, during the quarter ended December 31, 1995, the Partnership recorded a $10 million provision to increase its existing reserves relating to the FERC proceedings, the El Paso action and certain other matters.

Partnership management does not believe that the Initial Decision, if affirmed in its current form by FERC, would have a material adverse effect on the Partnership's financial condition, liquidity or ability to maintain its quarterly cash distribution at the current level. Management cannot predict with certainty, however, whether the ALJ's conclusions in the Initial Decision will be affirmed by the FERC or whether the FERC's final decision will be more or less favorable to the Partnership's rate structure than the Initial Decision, nor can management predict with certainty the outcome of the complaint proceedings filed at FERC in October 1997 challenging all of the Partnership's interstate rates. Furthermore, the Partnership is not able to predict whether any prospective California intrastate rate reductions will be required upon the resolution of the CPUC proceeding. As additional information becomes available, it may be necessary for the Partnership to record additional charges to earnings to maintain its applicable reserves at a level deemed adequate at that time, and the costs associated with the ultimate resolution of these matters could have a material adverse effect on the Partnership's results of operations, financial condition, liquidity and ability to maintain its quarterly cash distribution at the current level.

In the remaining civil action, brought by El Paso Refinery, L.P. ("El Paso") and its general partner, the settlement agreement resolving this matter was approved by the bankruptcy court in April 1997 and the orders of the bankruptcy court became final in July 1997. As the amount of the settlement exceeded the amount that had previously been reserved for this matter, the Partnership recorded a provision of $6 million to reflect this settlement during the first quarter of 1997. Under the terms of the settlement agreement, the Partnership paid $8 million to the El Paso estate in October 1997 and the remaining $8 million is payable in June 1998.

Environmental
The Partnership's transportation and terminal operations are subject to extensive regulation under federal, state and local environmental laws concerning, among other things, the generation, handling, transportation and disposal of hazardous materials and the Partnership is, from time to time, subject to environmental cleanup and enforcement actions. In particular, the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund" law) generally imposes joint and several liability for cleanup and enforcement costs, without regard to fault or the legality of the original conduct, on current or predecessor owners and operators of a site.

Along with several other respondents, the Partnership is presently involved in a cleanup ordered by the United States Environmental Protection Agency related to soil and groundwater contamination in the vicinity of the Partnership's storage facilities and truck loading terminal at Sparks, Nevada. In addition, the Partnership is presently involved in 15 other groundwater hydrocarbon remediation efforts under administrative orders issued by the California Regional Water Quality Control Board and three other state agencies and, from time to time, may be involved in groundwater investigations or remediations at the direction of other governmental agencies. The Partnership is also involved in soil and groundwater remediation projects, at and adjacent to various other terminal and pipeline locations, that have not been mandated by government agencies but are conducted in the ordinary course of business. In a number of remediation projects, the Partnership is participating with other entities ranging from large integrated petroleum companies to certain less financially sound parties.

The Partnership accrues for environmental costs that relate to existing conditions caused by past operations. Environmental costs include initial site surveys and environmental studies of potentially contaminated sites, costs for remediation and restoration of sites determined to be contaminated and ongoing monitoring costs, as well as fines, damages and other costs, when estimable. The Partnership's environmental reserves are monitored on a regular basis by management. Liabilities for environmental costs at a specific site are initially recorded when the Partnership's liability for such costs is probable and a reasonable estimate of the associated costs can be made. Adjustments to initial estimates are recorded, from time to time, to reflect changing circumstances and estimates based upon additional information developed in subsequent periods. Estimates of the Partnership's ultimate liabilities associated with environmental costs are particularly difficult to make with certainty due to the number of variables involved, including the early stage of investigation at certain sites, the lengthy time frames required to complete remediation at most locations, the number of parties involved, the number of remediation alternatives available, the uncertainty of potential recoveries from third parties and the evolving nature of environmental laws and regulations.

During 1995 and 1996, the Partnership, as a member of a defendant group, settled all of the claims for penalties and damages that had been asserted by several governmental agencies and property owners in lawsuits associated with the soil and groundwater contamination present in the vicinity of the Sparks, Nevada environmental site. The Partnership recorded provisions for environmental costs aggregating $24 million during 1995 largely to reflect its share of all of these settlement costs.

The Partnership's balance sheet at December 31, 1997 and 1996 includes reserves for environmental costs aggregating $15.9 million and $25.1 million, respectively, which reflect the estimated cost of completing all remediation projects presently known to be required, either by government mandate or in the ordinary course of business, and the cost of performing preliminary environmental investigations at several locations, as well as environmental damage claims, primarily associated with the Sparks environmental site. Approximately $16.2 million in environmental costs were paid and charged against these reserves during 1997. With respect to the costs accrued at December 31, 1997, the Partnership estimates that approximately $6.5 million, $3 million and $2 million will be paid in 1998, 1999 and 2000, respectively, approximately $1 million will be paid per year over the following two years, and less than $1 million will be paid per year over the subsequent five years.

Based on the information presently available, it is the opinion of management that the Partnership's environmental costs, to the extent they exceed recorded liabilities, will not have a material adverse effect on the Partnership's financial condition, liquidity or ability to maintain its quarterly cash distribution at the current level; nevertheless, it is possible that the Partnership's results of operations in particular quarterly or annual periods could be materially affected as additional information becomes available.

Other Claims and Litigation
The Partnership is party to a number of other legal actions arising in the ordinary course of business. While the final outcome of these other matters cannot be predicted with certainty, it is the opinion of management that none of these other legal actions, either individually or in the aggregate, when finally resolved, will have a material adverse effect on the Partnership's annual results of operations, financial condition, liquidity or ability to maintain its quarterly cash distribution at the current level.

Lease Commitments
The Partnership and the General Partner lease space in office buildings and certain computer equipment. Total lease commitments not subject to cancellation at December 31, 1997 are as follows: $1,125,000 in 1998, $1,235,000 in 1999,
$1,230,000  in 2000,  $1,360,000  in 2001,  $1,555,000  in 2002 and  $14,675,000
thereafter. The Partnership also leases certain rights-of-way and land under agreements that can be canceled at any time should they not be required for operations. Rental expense recorded for all operating leases was $8,300,000 in 1997, $8,975,000 in 1996 and $8,850,000 in 1995.

Note 5 - Related Party Transactions

The Partnership has no employees and is managed by the General Partner. Under certain partnership and management agreements, the General Partner, Santa Fe and BNSF are entitled to reimbursement of all direct and indirect costs related to the business activities of the Partnership. These expenses, which are included in field operating and general and administrative expenses in the Partnership's statement of income, totaled $51.4 million, $50.4 million and $45.8 million for the years 1997, 1996 and 1995, respectively, and include compensation and benefits payable to officers and employees of the General Partner, payroll taxes, corporate office building rentals, general and administrative costs, tax information and reporting costs and legal and other professional services fees.

Note 6 - Pension and Postretirement Plans

The General Partner is included with certain other affiliates in the Burlington Northern Santa Fe Retirement Plan, a noncontributory defined benefit pension plan established October 1, 1996 (the "Plan") to effect the consolidation of the Santa Fe Pacific Retirement Plan and the Burlington Northern Inc. Pension Plan. The Plan covers substantially all officers and employees of BNSF and its subsidiaries not covered by collective bargaining agreements. Benefits payable under the Plan are based on years of credited service and the highest five-year average compensation levels. The General Partner's funding policy is to contribute annually at a rate not less than the regulatory minimum, and not more than the maximum amount deductible for income tax purposes. Since the General Partner is included with certain other affiliates, detailed Plan information for the General Partner is not available in all cases; however, as of September 30, 1997, the fair value of Plan assets allocated to employees associated with the Partnership's operations was $58.2 million, and the actuarial present value of projected Plan obligations, discounted at 7.75%, was $50.0 million. The expected return on the market value of Plan assets was 9.5% and compensation levels were assumed to increase at 4.0% per year. Primarily as a result of the excess of the General Partner's plan assets over liabilities, pension income of $260,000, $460,000 and $470,000 was recognized in 1997, 1996 and 1995, respectively.

Salaried employees who have rendered ten years of service after attaining age 45 are eligible for both medical benefits and life insurance coverage during retirement. The retiree medical plan is contributory and provides benefits to retirees, their covered dependents and beneficiaries. Retiree contributions are adjusted annually. The plan also contains fixed deductibles, coinsurance and out-of-pocket limitations. The life insurance plan is non-contributory and covers retirees only.

Net periodic postretirement benefit cost was $700,000, $1,000,000 and $770,000 in 1997, 1996 and 1995, respectively, and included the following components:

                             Medical Plan        Life Insurance Plan
                         ----------------------  --------------------
   (In thousands)        1997    1996    1995    1997   1996   1995
                         ------ ------- -------  ------ ------ ------

   Service cost.........   $525   $610    $490    $ 30   $ 40   $ 25
   Interest cost........    700    735     710     195    215    205
   Net amortization
       and deferral.....   (750)  (620)   (660)     --     20     --

                          ------ ------- -------  ------ ------ ------
   Net periodic post-
    retirement benefit
    cost................   $475   $725    $540    $225   $275   $230
                          ====== ======= =======  ====== ====== ======

The Partnership's policy is to fund benefits payable under the medical and life insurance plans as they come due. The following table shows the reconciliation of the plans' obligations, using a September 30 measurement date, to amounts accrued at December 31, 1997 and 1996:

                                     Medical Plan          Life
                                                      Insurance Plan
                                    ---------------   ---------------
   (In thousands)                    1997    1996      1997    1996
                                    ------- -------   ------- -------
   Accumulated postretirement
    benefit obligation:
      Retirees.....................  $3,695  $3,435    $2,290  $2,205
      Fully eligible active plan
       participants................   1,475   1,365        40      30
      Other active plan
       participants................   5,000   5,030       540     665
                                    ------- -------   ------- -------

                                    10,170   9,830     2,870   2,900

   Unrecognized prior service
    credit.........................  2,765   3,255        --      --
   Unrecognized net gain (loss)....  2,845   2,260      (280)   (525)
                                    ------- -------   ------- -------

   Accrued postretirement liability $15,780 $15,345    $2,590  $2,375
                                    ======= =======   ======= =======

The unrecognized prior service credit will be amortized straight-line over the average future service to full eligibility of the active population. For 1997, the assumed health care cost trend rate for medical costs is 10% and is assumed to decrease gradually to 5% by 2007 and remain constant thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation for the medical plan by $1.3 million and the combined service and interest components of net periodic postretirement benefit cost recognized in 1997 by $200,000. For 1997 and 1996, the weighted-average discount rate assumed in determining the accumulated postretirement benefit obligation was 7.5% and 7.75%, respectively, and the assumed weighted-average salary increase was 4.0%.

Note 7 - Partners' Capital and Cash Distributions

Changes in partners' capital were as follows:

                                       General   Limited
   (In thousands)                      Partner   Partners     Total
                                       --------  --------    ---------

   Partners' capital at December 31,
    1994..............................  $1,676   $286,285    $287,961

   1995 net income...................    1,346     39,021      40,367
   1995 cash distributions...........   (1,776)   (56,487)    (58,263)
                                       --------  ---------   ---------

   Partners' capital at December 31,
    1995.............................    1,246    268,819     270,065

   1996 net income...................    1,743     50,532      52,275
   1996 cash distributions...........   (1,982)   (57,443)    (59,425)
                                       --------  ---------   ---------

   Partners' capital at December 31,
    1996.............................    1,007    261,908     262,915

   1997 net income...................    2,315     67,132      69,447
   1997 cash distributions...........   (1,982)   (57,443)    (59,425)
                                       --------  ---------   ---------

   Partners' capital at December 31,
    1997..............................  $1,340   $271,597    $272,937
                                       ========  =========   =========

The Partnership makes quarterly cash distributions of substantially all of its "available cash", which is generally defined as consolidated cash receipts less consolidated cash expenditures and such retentions for working capital, anticipated capital expenditures and contingencies as the General Partner deems appropriate or as are required by the terms of the Notes. Distributions are made 98% to the common unitholders and 2% to the general partner of the Trading Partnership and Operating Partnership, subject to the payment of incentive distributions to the general partners that increase as quarterly distributions to unitholders exceed certain specified target levels. The incremental incentive distributions payable to the general partners are 8%, 18% and 28% of all quarterly distributions of available cash that exceed, respectively, $0.60, $0.65 and $0.70 per unit. Such incentive distributions aggregated $2,735,000 in 1997 and 1996 and $2,350,000 in 1995.

Cash distributions declared aggregated $3.00 per unit in each of the years 1997, 1996 and 1995. In January 1998, the Partnership announced a fourth quarter 1997 distribution of $0.75 per unit, payable in February 1998.

Note 8 - Summarized Quarterly Operating Results
            and Common Unit Information (Unaudited)

Quarterly results of operations are summarized below:

                                   First    Second    Third     Fourth
   (In thousands, except per      Quarter   Quarter   Quarter   Quarter
    unit amounts)                 --------  --------  -------   -------

   1997
     Net revenues...............  $56,090   $63,359   $63,172   $61,794
     Operating income...........   18,657    29,677    29,857    28,119
     Net income.................   10,237    20,602    20,906    17,702

     Basic income per unit......  $  0.52   $  1.04   $  1.06   $  0.89

   1996
     Net revenues...............  $56,596   $60,795   $62,323   $60,428
     Operating income...........   24,666    29,148    20,755    13,552
     Net income.................   15,448    19,833    11,579     5,415

     Basic income per unit......  $  0.78   $  1.00   $  0.58   $  0.27

   Notes: 1997 operating results included provisions for litigation costs of $6.0 million in the first quarter and $2.0 million in the fourth quarter. 1996 operating results included provisions for litigation costs of $8.0 million in the third quarter and $15.0 million in the fourth quarter. The sum of net income per unit for the four quarters of a year may not equal net income per unit for the full year due to the effect of rounding differences.

Santa Fe Pacific Pipeline Partners, L.P. common units are traded on the New York Stock Exchange, under the symbol SFL. The quarterly price range per unit and cash distributions declared per unit for 1997 and 1996 are summarized below:

                                   First    Second    Third     Fourth
                                  Quarter   Quarter   Quarter   Quarter
                                  --------  --------  -------   -------

   1997
     High unit price............  39-1/4    38-7/8    40-3/4    51-3/4
     Low unit price.............      37    34-3/8    37-7/8    38-5/8

     Cash distributions declared  $ 0.75    $ 0.75    $ 0.75    $ 0.75

   1996
     High unit price............  38-5/8    38-1/8    36-5/8    38-1/8
     Low unit price.............      36       34     34-1/2    35-1/2

     Cash distributions declared  $ 0.75    $ 0.75    $ 0.75    $ 0.75


As of January 31, 1998, there were approximately 16,000 unitholders.


Note 9 - Subsequent Event

On March 6, 1998, the unitholders of both the Trading Partnership and Kinder Morgan Energy Partners, L.P. approved the terms of the Purchase Agreement referred to in Note 1 to these financial statements, and the transactions described therein were completed later that day.

             UNAUDITED KMEP PRO FORMA COMBINED FINANCIAL STATEMENTS

      The unaudited pro forma combined financial statements of KMEP have been derived from the historical balance sheets and income statements of KMEP and Santa Fe as of December 31, 1997 and for the year then ended. The unaudited pro forma combined financial statements have been prepared to give effect to the acquisition of Santa Fe through the issuance of 1.39 Common Units of KMEP for each outstanding Santa Fe Common Unit and the purchase of the general partner interest of Santa Fe for $84.4 million in cash using the purchase method of accounting. The unaudited pro forma combined balance sheet has been prepared assuming the Transaction, the formation of Shell CO2 Company and the refinancing of existing indebtedness had been consummated on December 31, 1997. The unaudited pro forma combined statement of income for the year ended December 31, 1997 has been prepared assuming the Transaction had been consummated on January 1, 1997.

      The purchase price allocated in the unaudited pro forma combined financial statements is based on management's preliminary estimate of the fair market values of assets acquired and liabilities assumed and are subject to adjustment. The final allocation of the purchase price will be based on the fair market values determined by valuations and other studies which are not yet completed.

      Assuming all of the VREDs are tendered in the Exchange Offer, the Exchange Offer will have no effect on the unaudited pro forma combined financial statements as the Common Units to be exchanged are currently outstanding and held in escrow.

      The unaudited pro forma combined financial statements include assumptions and adjustments as described in the accompanying notes and should be read in conjunction with the historical financial statements and related notes of KMEP, incorporated by reference herein, and of Santa Fe, included herein.

      The  unaudited  pro  forma  combined  financial   statements  may  not  be
indicative of the results that would have occurred if the Transaction had been consummated on the date indicated or which will be obtained in the future.


                      KMEP PRO FORMA COMBINED BALANCE SHEET

                                        KMEP         Santa Fe       Pro             Pro
                                        ----         --------       ---             ---
                                        Historical   Historical     Forma           Forma
                                        ----------   ----------     -----           -----
                                                                    Adjustments     Combined
                                                                    -----------     --------
                                                     As of December 31, 1997
                                                     -----------------------
                                                         (in thousands)

ASSETS
Current assets........................
  Cash and cash equivalents...........    $9,612      $40,872       $(19,200)(d)      $25,484

  Accounts receivable.................     8,569       34,307         (5,800)(e)       42,876
  Inventories.........................
    Products..........................     1,901                                        1,901
    Materials and supplies............     1,710                                        1,710
  Other current assets................                  2,875                           2,875
                                        ---------    ---------      ------------    ----------
                                          21,792       78,054        (25,000)          74,846
Property, plant and equipment at cost.   290,620      744,925        664,107 (a)    1,643,212
                                                                     (56,440)(b)
  Less accumulated depreciation.......   (45,653)    (115,560)       115,560 (a)     (45,653)
                                        ---------    ---------      ------------    ----------
                                         244,967      629,365        723,227        1,597,559
Investments in partnerships               31,711                      81,440 (b)      113,151
Deferred charges and other assets.....    14,436       19,303          1,705 (d)       35,444
                                        --------     ---------      ------------    ----------
Total assets..........................  $312,906     $726,722       $781,372       $1,821,000


LIABILITIES AND PARTNERS' CAPITAL
Current liabilities...................
  Accounts payable....................
    Trade.............................     4,930        5,755                          10,685
  Accrued liabilities.................     3,585       32,920         12,000 (c)       48,505
  Accrued taxes.......................     2,861                                        2,861
                                        ---------     --------      ------------   -----------
                                          11,376       38,675         12,000           62,051
Long-term debt........................   146,824      355,000        108,923 (d)      610,747
Deferred credits and other liabilities     2,997       58,767                          61,764
Minority interest.....................     1,485        1,342          9,623 (g)       11,582
                                                                        (138)(d)
                                                                        (730)(k)
Partners' capital.....................
  Common Units........................   146,840      271,596        671,609 (a)    1,071,657
                                                                     (13,368)(d)
                                                                      (5,020)(k)
  General partner.....................     3,384        1,342         (1,342)(f)        3,199
                                                                        (135)(d)
                                                                         (50)(k)
                                        ---------    ---------      ------------   -----------
                                         150,224      272,938        651,694        1,074,856
                                        --------     ---------      ------------   -----------
Total liabilities and partners' capital $312,906     $726,722       $781,372       $1,821,000
                                        --------     ---------      ------------   -----------


         The accompanying notes are an integral part of these unaudited proforma condensed financial statements.




              KMEP PRO FORMA COMBINED STATEMENT OF INCOME

                                        KMEP         Santa Fe       Pro             Pro
                                        ----         --------       ---             ---
                                        Historical   Historical     Forma           Forma
                                        ----------   ----------     -----           -----
                                                                    Adjustments     Combined
                                                                    -----------     --------
                                                     As of December 31, 1997
                                                     -----------------------
                                                (in thousands, except per unit amounts)

Revenues..............................    $73,932    $244,415                       $318,347
Costs and expenses
  Cost of products sold...............      7,154                                      7,154
  Operations and maintenance..........     17,982      61,585         (2,625)(h)      76,942
  Fuel and power......................      5,636      20,674                         26,310
  Depreciation and amortization.......     10,067      21,351          9,961 (i)      41,379
  General and administrative..........      8,862      26,495         (7,875)(h)      27,482
  Provision for litigation costs......                  8,000                          8,000
                                          --------   ---------       -----------    ---------
                                           49,701     138,105           (539)        187,267
                                          --------   ---------       -----------    ---------
Operating income......................     24,231     106,310            539         131,080
Other income (expense)
  Equity in earnings of partnerships..      5,724                                      5,724
  Interest expense....................    (12,605)    (35,922)        (4,547)(j)     (53,074)
  Interest income and other, net......       (174)      1,374                          1,200
Minority interest.....................       (179)     (2,315)         1,273 (l)      (1,221)
                                          --------   ---------       -----------    ---------
Income before income taxes and             16,997      69,447         (2,735)         83,709
  extraordinary item..................
Income tax benefit....................        740                                        740
                                          --------   ---------       -----------    ---------
Net income before extraordinary item..    $17,737     $69,447        $(2,735)        $84,449
                                          --------   ---------       -----------    ---------

General partner's interest in net
  income before extraordinary item....     $4,074      $2,315        $ 5,841 (l)     $12,230
Limited partners' interest in net
  income before extraordinary item....     13,663      67,132         (8,576)(l)      72,219
                                          --------   ---------       -----------    ---------
Net income before extraordinary item..    $17,737     $69,447        $(2,735)        $84,449
                                          --------   ---------       -----------    ---------

Allocation of net income before
  extraordinary item per limited            $1.02                                      $1.80
  partner unit........................    --------   ---------       -----------    ---------


Number of units used in computation...     13,411                     26,616 (a)      40,027
                                          --------   ---------       -----------    ---------




         The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.


          Notes to Unaudited Pro Forma Combined Financial Statements

                     (In thousands except per unit amounts)

Basis of Presentation

      The following described pro forma adjustments give recognition to the acquisition of Santa Fe through the issuance of 1.39 KMEP Common Units at a unit price, as of the close of business on March 6, 1998, of $35.4375 to the public holders of Santa Fe Common Units for each outstanding Santa Fe Common Unit, the redemption of the SF General Partner interest for $84,400 in cash, a cash contribution by Kinder Morgan G.P., Inc. (the "KM General Partner") of $9,623, the refinancing of indebtedness and the purchase of a 20% interest in Shell CO2 Company.

(a) Reflects the preliminary allocation of the total purchase price in excess of the net assets acquired to estimated fair value of property, plant and equipment utilizing the purchase method of accounting for the Transaction as of December 31, 1997. The purchase price allocation is subject to revision based on a preliminary appraisal. The valuation of the assets and liabilities is not complete as of the date of this filing.

      The purchase price is calculated as follows:

     Issuance of 26,616 Common Units......................   $943,205
     Cash for SF General Partner interest.................     84,400
     Involuntary termination costs........................     12,000
     Transaction fees and other costs.....................     13,000
                                                            ---------
     Total costs..........................................  1,052,605
     Santa Fe net book value..............................    272,938
                                                            ---------
     Excess of purchase price over net assets acquired....   $779,667
                                                            ---------





      The excess of the purchase price over the book value of net assets acquired is allocated to the fair market value of property, plant and equipment acquired, which is yet to be finalized. The excess of the purchase price over this fair value, if any, will be allocated to goodwill and amortized over forty years.

(b) Gives effect to the purchase of a 20% equity interest in Shell CO2 Company for a contribution of property, plant and equipment with a net book value of $56,440 and cash of $25,000.

(c) Reflects the assumption of involuntary termination costs of certain Santa Fe employees in connection with the Transaction estimated to total $12,000 (net of a $4,500 reimbursement by Santa Fe).

(d) Reflects borrowings totaling $108,923 calculated as follows:

     Cash for SF General Partner Interest..................  $84,400
     Transaction fees and other costs......................   13,000
     KM General Partner cash contribution..................   (9,623)
     Less: utilization of cash resources...................  (19,200)
                                                            ---------
     Total Borrowings associated with Transaction..........   68,577
     Purchase of interest in Shell CO2
       Company.............................................   25,000
     Refinancing of existing
       debt................................................   12,746
     Credit facility fees..................................    2,600
                                                            ---------
     Total................................................. $108,923
                                                            ---------



      KMEP entered into a revolving credit facility agreement on February 17, 1998, in which a portion of the proceeds were used to refinance certain existing long-term debt, including the payment of a $12.746 million make-whole premium on certain debt. The payment of such make-whole premium and write-off of unamortized debt costs of $.895 million will result in an extraordinary loss of approximately $13.641 million which is reflected in the Pro Forma Balance Sheet as a reduction to Partners' Capital and minority interest. The extraordinary loss and the interest expense associated with the refinancing of certain debt, borrowings related to the make-whole premium and the investment in the Shell CO2 Company are not directly related to the Transaction and are not reflected in the Pro Forma Combined Statement of Income. The extraordinary loss will be recorded in the first quarter of 1998.

(e) Given effect to the utilization of $5,800 of SF Operating Partnership cash to redeem a .5101% Special LP Interest owned by the SF General Partner.

(f) To give effect to the removal of the SF General Partner as general partner of Santa Fe.

(g) To account for the additional $9,623 cash contribution to OLP-D (minority interest of 1.0101%).

(h) To reduce operating and general and administrative expenses for the costs related to certain employees involuntarily terminated in connection with the Transaction. KMEP management has made explicit determinations of salary, benefit, and other cost reductions resulting from these terminations. Such reductions will have a continuing impact on expenses in future periods. None of the identified terminations or cost reductions will reduce revenues or efficiency of operations.

(i) To record estimated additional depreciation expense using a remaining useful life of 45 years. The actual range of useful lives will not be known until a formal analysis and appraisal of assets acquired is completed.

(j) Reflects incremental interest expense on new debt associated with the Transaction of $68,577 at a rate of 6.63% as discussed in (d) above.

(k) Gives effect to the redemption of the .5101% Special LP Interest in connection with the Transaction. Pursuant to the Purchase Agreement, the SF Operating Partnership will redeem a portion of the Special LP Interest from the SF General Partner for $5,800. These amounts reduce Partners Capital-KMEP Common Units by $5,020, Partners Capital-KM General Partner by $50, and minority interest by $52. This leaves the SF General Partner with a remaining minority Special LP Interest of .5% in the SF Operating Partnership.

(l) Gives effect to the allocation of pro forma net income to the general partner and the limited partners resulting from the utilization of KMEP partnership sharing ratios. Amounts are calculated giving consideration to cash available for distribution after certain anticipated cost savings and interest expense (see notes g and i, respectively). The KM General Partner's interest in net income includes incentive distributions the KM General Partner would have received based on total distributions. These incentive distributions are greater under the KMEP Partnership Agreement than they would have been under the Santa Fe Partnership Agreement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               KINDER MORGAN ENERGY PARTNERS, L.P.


                               By:  Kinder Morgan G.P., Inc.,
                                    Its general partner


                                       By: /s/ Clare H. Doyle
                                           Name: Clare H. Doyle
                                           Title: Vice President

Date: April 13, 1998




                                      S-1